   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 14, 1998

                                                      REGISTRATION NO. 333-60251
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         MIRAVANT MEDICAL TECHNOLOGIES

             (Exact name of registrant as specified in its charter)

                     DELAWARE                                            77-0222872
          (State or Other Jurisdiction of                             (I.R.S. Employer
          Incorporation or Organization)                           Identification Number)

                             7408 HOLLISTER AVENUE
                        SANTA BARBARA, CALIFORNIA 93117
                                 (805) 685-9880

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             GARY S. KLEDZIK, PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         MIRAVANT MEDICAL TECHNOLOGIES
                              7408 HOLLISTER AVE.
                        SANTA BARBARA, CALIFORNIA 93117
                                 (805) 685-9880

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

               JOSEPH E. NIDA, ESQ.                               JAMES L. NOUSS, JR., ESQ.
             THEODORE R. MALONEY, ESQ.                             ELIZABETH A. KING, ESQ.
    Nida & Maloney, a Professional Corporation                         Bryan Cave LLP
                800 Anacapa Street                                 120 Broadway, Suite 500
          Santa Barbara, California 93101                      Santa Monica, California 90401
                  (805) 568-1151                                       (310) 576-2100

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If the only securities being registered on the form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ 333-39905

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                         AMOUNT OF SHARES     OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
 TITLE OF SECURITIES TO BE REGISTERED    TO BE REGISTERED       PER SHARE             PRICE          REGISTRATION FEE
Common Stock, par value $.01 per
  share...............................     4,440,000(1)         $19.97(2)        $220,706,250(2)      $66,700.27(3)

(1) Includes 3,164,797 shares of Common Stock of Miravant Medical Technologies (the "Company" or the "Registrant") issuable upon exercise of Common Stock Purchase Warrants (the "Warrants") and pursuant to the anti-dilution provisions of the Warrants, as such number may be adjusted in accordance with Rule 416, or the price protection provisions of Section 5.3 of the Securities Purchase Agreements among the Company and the Selling Shareholders named herein. A total of 3,540,000 shares were the subject of the earlier filing, 337,500 of which have been repurchased by the Company as of November 3, 1998. This Registration Statement includes for registration 1,125,000 additional shares which are issuable upon the exercise of additional Common Stock Purchase Warrants and under Section 5.3, as amended with respect to certain of the Selling Shareholders.

(2) Estimated pursuant to Rule 457(h) solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and low reported sale prices of a share of Common Stock of the Company of $56.00 for 3,540,000 shares on November 5, 1997 and of $19.97 for 1,125,000 shares on July 27, 1998, as reported by the Nasdaq National Market.

(3) Previously paid.

    THIS POST-EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE COMMISSION IN ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT OF 1933.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,440,000 SHARES

                                    MIRAVANT
                              MEDICAL TECHNOLOGIES

                                  COMMON STOCK
                             ---------------------

    Shares of Common Stock of Miravant Medical Technologies, formerly PDT, Inc. (the "Company"), registered pursuant to the Registration Statement of which this Prospectus is a part (the "Shares") may be sold from time to time for the accounts of and by the persons named under the caption "Selling Shareholders." The Shares include 3,164,797 Shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants (the "Warrants") and to be issued pursuant to the anti-dilution provisions of the Warrants, as such number may be adjusted in accordance with Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), or the price protection provisions of Section 5.3 of the Securities Purchase Agreements among the Company and the Selling Shareholders. 900,000 of the Shares (including 450,000 Shares issuable upon the exercise of the Warrants) remain subject to a Lock-Up Agreement which generally prohibits or prohibited the sale of the Shares until various termination dates, with the first termination date on November 1, 1998 and the last termination date on March 1, 1999, subject to certain exceptions. See "Selling Shareholders." The Selling Shareholders have advised the Company that the Shares may be sold from time to time on the Nasdaq National Market ("NNM") or in negotiated transactions, in each case at prices satisfactory to the seller. The Selling Shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act, and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution." The Company has issued, or will issue upon the exercise of the Warrants, the Shares in certain Private Placement transactions.

    The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders, but will receive the exercise prices payable upon the exercise of the Warrants, if exercised for cash. There can be no assurance that all or any of the Warrants will be exercised or that they will be exercised for cash. All expenses incurred in connection with this offering are being borne by the Company, other than any commissions or discounts paid or allowed by the Selling Shareholders to underwriters, dealers, brokers or agents.

    The Common Stock of the Company is traded on the NNM under the symbol "MRVT." On December 11, 1998, the last sale price of the Common Stock as reported by the NNM was $14.375.

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

December 14, 1998

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. This Web site can be accessed at http://www.sec.gov. Shares of the Company's Common Stock are listed on the NNM and the reports, proxy statements and other information filed by the Company also can be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), at 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and the schedules thereto. For further information pertaining to the Company or the Common Stock offered hereby, reference is made to the Registration Statement and such exhibits and schedules thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This Prospectus incorporates documents by reference which are not presented herein or delivered herewith, as indicated below. The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to below which are incorporated herein by reference (other than exhibits to such documents unless they are specifically incorporated by reference into such documents). Requests for such copies should be directed to Corporate Secretary, Miravant Medical Technologies, 7408 Hollister Avenue, Santa Barbara, California 93117; telephone number (805) 685-9880.

    The following documents filed with the Commission by the Company under File No. 0-25544 pursuant to the Exchange Act are incorporated herein by reference:
Annual Report on Form 10-K for the fiscal year ended December 31, 1997; Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; Definitive Proxy Statement dated May 8, 1998; Current Report on Form 8-K dated June 30, 1998; and description of the Company's Common Stock as contained in Item 1 of the Company's Registration Statement on Form 8-A filed February 9, 1995.

    All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                                  THE COMPANY

    Miravant Medical Technologies is engaged in the integrated development of drug and medical device products for use in PhotoPoint-TM-, the Company's proprietary technologies for photodynamic therapy. PhotoPoint is a medical procedure which integrates the use of light-activated (photoreactive) drugs, light producing devices and light delivery devices to achieve selective photochemical destruction of diseased cells. The Company believes that PhotoPoint has the potential to be a safe, cost-effective, minimally invasive primary or adjunctive treatment for indications in a broad number of disease areas, including oncology, ophthalmology, urology, dermatology, gynecology and cardiology. The Company is conducting clinical trials in oncology and ophthalmology. All of the Company's clinical trials are testing the Company's leading drug candidate, Purlytin-TM- (tin ethyl etiopurpurin, SnET2) ("Purlytin"). The Company is developing products in collaboration with its corporate partners, Boston Scientific Corporation ("Boston Scientific"), Chiron Diagnostics ("Chiron"), Cordis Corporation, a Johnson & Johnson company ("Cordis"), Iridex Corporation ("Iridex"), Medicis Pharmaceutical Corporation ("Medicis"), Pharmacia & Upjohn, Inc. ("Pharmacia & Upjohn"), Ramus Medical Technologies ("Ramus") and Xillix Technologies Corp. ("Xillix").

    PhotoPoint typically involves the intravenous injection of a photoreactive drug followed by the application of light of a specific wavelength which activates the drug. When exposed to the appropriate light wavelength, Purlytin acts as a catalyst to generate a highly reactive form of oxygen which destroys the membranes of the cells containing the drug. Importantly, neither Purlytin nor light alone can produce the photodynamic reaction. After administration, Purlytin is absorbed by cells throughout the body. The drug begins to clear from normal cells after several hours but is generally retained at higher levels by hyperproliferating cells. As a result, PhotoPoint can be used to selectively destroy diseased or undesirable cells in two ways: (i) DRUG SELECTIVITY--hyperproliferating cells such as in a cancer tumor can be selectively destroyed by allowing the drug to clear from non-target cells before delivering light to the general area; and (ii) LIGHT SELECTIVITY--in conditions such as certain eye disorders, tissues can be selectively destroyed by precisely delivering the light to discrete areas before the drug has cleared. The Company believes that this selectivity may offer advantages over existing chemotherapy, radiation therapy and surgery treatments, which can damage both normal and abnormal tissues.

    The Company's objective is to develop and commercialize, with its corporate partners, all three components of PhotoPoint: photoreactive drugs, light producing devices and light delivery devices, for use as adjunct or primary treatments. The key elements of the Company's strategy include: (i) integrating photoreactive drugs, light producing devices and light delivery devices into easy-to-use, cost-effective clinical treatment systems, (ii) initially targeting high-incidence or serious diseases for which there is no satisfactory alternative treatment or which may offer accelerated regulatory processes and
(iii) collaborating with industry-leading corporate partners who are leaders in the Company's targeted disease areas and who can assist the Company in expanding the number of target applications and expediting the development and marketing of its products.

    The Company was incorporated in Delaware in 1989 and, effective September 15, 1997, changed its name from PDT, Inc. to Miravant Medical Technologies. The Company's executive offices and the offices of its three subsidiaries, Miravant Pharmaceuticals, Inc., Miravant Systems, Inc. and Miravant Cardiovascular, Inc., are located at 7408 Hollister Avenue, Santa Barbara, California 93117. The Company's telephone number is (805) 685-9880. Unless otherwise indicated, all references to the Company include the Company and its subsidiaries.

                              RECENT DEVELOPMENTS

    The Company is currently in discussions with Pharmacia & Upjohn regarding a proposed transaction involving, among other things, (i) a general purpose term loan from Pharmacia & Upjohn to the Company in an amount and on terms to be negotiated, (ii) the conversion of Pharmacia & Upjohn's future committed oncology research and development funding and potential milestone payments into an equity investment in shares of the Company's Common Stock at a price to be negotiated, and (iii) certain other amendments to the Company's agreements with Pharmacia & Upjohn. These discussions are at a preliminary stage and there is no obligation on either party to continue such discussions. Moreover, the closing of the proposed transaction is subject to the satisfaction of a number of conditions, including the execution of a definitive agreement. No definitive agreement has been reached by the parties and there can be no assurance that the parties will reach an agreement on the terms described herein, or at all.

                                  RISK FACTORS

    THE COMPANY DOES NOT PROVIDE FORECASTS OF POTENTIAL FUTURE OPERATIONAL OR FINANCIAL PERFORMANCE. WHILE MANAGEMENT OF THE COMPANY IS OPTIMISTIC ABOUT THE COMPANY'S LONG-TERM PROSPECTS, THE FOLLOWING ISSUES AND UNCERTAINTIES, AMONG OTHERS, SHOULD BE CONSIDERED IN EVALUATING ITS OUTLOOK. THIS PROSPECTUS, AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE, CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENT OF THE COMPANY, OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH STATEMENTS. THE FACTORS LISTED BELOW REPRESENT CERTAIN IMPORTANT FACTORS THE COMPANY BELIEVES COULD CAUSE SUCH RESULTS TO DIFFER. THESE FACTORS ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF THE GENERAL OR SPECIFIC RISKS THAT MAY AFFECT THE COMPANY. IT SHOULD BE RECOGNIZED THAT OTHER RISKS MAY BE SIGNIFICANT, PRESENTLY OR IN THE FUTURE, AND THE RISKS SET FORTH BELOW MAY AFFECT THE COMPANY TO A GREATER EXTENT THAN INDICATED.

EARLY STAGE OF THE COMPANY AND ITS PRODUCTS

    The Company and its products are in an early stage of development. No revenues have been generated from sales of the Company's drugs and only limited revenues have been generated from sales of the Company's devices. The Company does not expect to achieve significant levels of revenues for at least several years. The Company's revenues to date have consisted, and for the foreseeable future are expected to consist, principally of grants awarded and payments for its devices which are purchased by others engaged in preclinical and clinical testing and research of photodynamic drugs or by companies that distribute the devices and payments under research and development agreements, license fees, royalties, clinical reimbursements, milestone payments and interest income. To achieve profitable operations on a continuing basis, the Company, alone or with collaborative partners, must successfully research, develop, test, obtain regulatory approval, manufacture, introduce, market and distribute its products. The time frame necessary to achieve these goals for any individual product is long and uncertain. Most of the products currently under development by the Company will require significant additional research and development, preclinical and clinical testing and regulatory approval prior to commercialization. There can be no assurance that the Company's research or product development efforts or those of its collaborative partners will be successfully completed, that the drugs or devices currently under development will be successfully transformed into marketable products, that required regulatory approvals can be obtained, that products can be manufactured at an acceptable cost and with appropriate quality, that any approved products can be successfully marketed, or that any products that may be marketed will be favorably accepted. The likelihood of the Company's success must be considered in light of these and other problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business and the development and commercialization of new products, particularly pharmaceutical and medical device products.

HISTORY OF LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

    The Company has generated little revenue to date, has experienced operating losses since its inception in 1989 and has not yet achieved profitability. The Company had an accumulated deficit of approximately $80.9 million (audited) and $101.9 million (unaudited) as of December 31, 1997 and September 30, 1998, respectively. These losses have resulted primarily from the Company's research and development programs, the funding of preclinical and clinical testing and regulatory activities and the general and administrative expenses associated with these activities. The Company anticipates incurring substantial and increasing losses over at least the next several years. The extent of losses and the time required to reach profitability are highly uncertain. To achieve sustained profitable operations, the Company, alone or with collaborative partners, must successfully research, develop, test, obtain regulatory approval, manufacture, introduce, market and distribute its products. There can be no assurance that the

Company will be able to achieve profitability or that profitability, if achieved, can be sustained on an ongoing basis. Moreover, if profitability is achieved, the level of that profitability cannot be accurately predicted.

UNPROVEN SAFETY AND EFFICACY; CLINICAL TRIALS

    All drug and device products currently under development by the Company will require extensive preclinical and clinical testing prior to regulatory approval for commercial use. None of the Company's products have completed testing for efficacy or safety in humans. There can be no assurance that such testing will demonstrate that Purlytin or any other of the Company's products is safe or efficacious or that testing for any of the Company's compounds currently under development will be commenced or completed successfully within any specified time period, if at all. Further, there can be no assurance that clinical data reported by the Company will not change as a result of the continuing evaluation of patients. Data obtained from preclinical and clinical trials are subject to varying interpretations which can delay, limit or prevent approval by the United States Food and Drug Administration (the "FDA") or other regulatory authorities. There can be no assurance that the Company will not encounter problems in research and development, preclinical testing or clinical trials that will cause the Company to delay, suspend or cancel clinical trials. Many potential pharmaceutical and medical device products that achieve promising results in preclinical tests and clinical trials fail to demonstrate sufficient safety or efficacy to warrant approval by the FDA or other regulatory authorities, and there can be no assurance that any of the Company's potential products will obtain the required approvals or, if approved, will obtain sufficient market acceptance to become commercially successful. Moreover, as a result of changing markets, economic considerations, clinical or regulatory conditions, or clinical trial results, the Company's focus has shifted among indications, and in the future may again shift to other indications, and it has been determined, and in the future it may again be determined, not to further pursue one or more of the indications which have been or are currently being pursued.

    To date, the Company has very limited experience in conducting clinical trials. The Company will either need to rely on third parties, including its collaborative partners, to design and conduct any required clinical trials or expend resources to hire additional personnel to administer such clinical trials. There can be no assurance that the Company will be able to find appropriate third parties to design and conduct clinical trials or that it will have the resources to hire personnel to administer clinical trials in-house.

RELIANCE ON COLLABORATIVE PARTNERS

    The Company has entered into collaborative relationships with certain corporations and academic institutions in connection with the research and development, preclinical and clinical testing, licensing, manufacturing and distribution of its products. In July 1995, the Company entered into a collaborative agreement with a subsidiary of Pharmacia & Upjohn (collectively with certain subsidiaries referred to herein as "Pharmacia & Upjohn") which was subsequently restated and amended in June 1998 pursuant to which the Company granted to Pharmacia & Upjohn an exclusive worldwide license to use, distribute and sell Purlytin for certain therapeutic or diagnostic applications in the area of photodynamic therapy. The amount of royalty revenues and other payments, if any, ultimately received by the Company with respect to sales of Purlytin is dependent, in part, on the amount and timing of resources Pharmacia & Upjohn commits to research and development, clinical testing and regulatory and marketing activities, which are substantially within the control of Pharmacia & Upjohn. The resources committed by Pharmacia & Upjohn in these areas will depend on Pharmacia & Upjohn's own competitive, marketing and strategic considerations, including the relative advantages of alternative products or therapies developed and marketed by Pharmacia & Upjohn or competitors. There can be no assurance that Pharmacia & Upjohn will pursue the development and commercialization of Purlytin or that Pharmacia & Upjohn will perform its obligations as expected.

    In addition, the Company is also collaborating with Boston Scientific and Cordis with respect to the development of catheters for use in PhotoPoint. Also, the Company is collaborating with Medicis to facilitate the clinical development of PhotoPoint in dermatology and with Chiron for the early detection and treatment of lung cancer. The Company has not entered into any definitive collaborative agreement with any of these companies. No assurance can be given that these additional collaborations will culminate in definitive collaborative agreements or marketable products, or will otherwise be successful. Also, there can be no assurance that Iridex, Ramus and Xillix will continue to pursue the development of devices in the fields of ophthalmology, cardiology and oncology, respectively, or that such development will result in marketable products.

    In addition, the Company is currently at various stages of discussions with other companies regarding the establishment of various collaborations. The Company's current and future collaborations are important to the Company because they allow the Company greater access to funds, to research, development or testing resources and to manufacturing, sales or distribution resources than it would otherwise have, and the Company intends to continue to rely on such collaborative arrangements. However, there can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future or that such future or existing collaborative arrangements will be successful or result in products that are marketed or sold. In addition, there can be no assurance that such collaborative relationships will not limit or restrict the Company in any way. Further, there can be no assurance that the Company's collaborative partners will not develop or pursue alternative technologies either on their own or in collaboration with others, including the Company's competitors, as a means of developing or marketing products for the diseases targeted by the collaborative programs and the Company's products. If the Company's partners elect to terminate the development and other activities contemplated by the collaborative relationships described above, the Company will be required to seek other partners, or expend substantial additional resources to pursue such activities independently. There can be no assurance that such efforts would be successful.

ADDITIONAL FINANCING REQUIREMENTS AND UNCERTAINTY OF CAPITAL FUNDING

    The Company has incurred negative cash flows from operations since its inception and has expended substantial funds in connection with its research and development programs and preclinical and clinical testing. The Company may require substantial funding in the future to continue or undertake its research and development activities, preclinical and clinical testing and manufacturing, marketing, sales, distribution and administrative activities or to pursue acquisition opportunities. There can be no assurance that the Company's existing capital resources, together with the proceeds from future offerings and future cash flows, will be sufficient to fund the Company's future operations.

PRICE PROTECTION PROVISIONS OF SECURITIES PURCHASE AGREEMENTS

    The original Securities Purchase Agreements relating to the sales by the Company to the Selling Shareholders of the Shares offered hereby (the "Securities Purchase Agreements") provided that if on the first anniversary of the closing of such purchases, the 30 day average closing bid price of the Common Stock for the period ending on the trading day prior to the anniversary date is less than the closing price paid by the Selling Shareholders, then the Company shall pay each Selling Shareholder additional cash or stock, or a combination of both, as determined by the Company at its sole option. These price protection provisions remained applicable to the purchasers of 516,000 Shares of the total 1,416,000 Shares sold and a total of 2,444,380 shares of Common Stock have been issued by the Company pursuant to the terms thereof. For purchasers of the remaining 900,000 Shares, the Securities Purchase Agreement was amended by an Amendment Agreement effective June 30, 1998 (the "Amendment Agreement") so that the Company's obligation under the price protection provisions relating to these Shares is now spread out over an eight month period beginning August 1, 1998 and ending March 1, 1999, and is determined by the difference between the closing price and the 30 day average closing bid price of the Common Stock on the first day of each month (each a "Monthly Anniversary Price") beginning August 1 and ending March 1 (each a "Monthly Anniversary Date"). Further, while a portion of the payments may still be made in stock, in the event that any Monthly Anniversary Price is less than $25.00 the difference between $25.00 and such monthly Anniversary Price must be paid in cash. The price of the Common Stock is currently significantly below the closing price and may continue to be at the applicable measurement dates. Such payments, if made all in cash, would have a material adverse impact on the liquidity and financial condition of the Company, and will, when made in shares of Common Stock, result in dilution to existing shareholders. Under the Amendment Agreement, the Company was granted the right, upon giving the required notice, until March 1, 1999 to repurchase at each Monthly Anniversary Date at the closing price 1/8 (112,500 Shares) of such 900,000 Shares sold to these purchasers and thus terminate the price protection provisions with respect to the Shares so repurchased. As of December 4, 1998, the Company has repurchased 3/8 (337,500 Shares) of such 900,000 Shares, related to the August 1, September 1 and October 1 Monthly Anniversary Dates, thereby terminating the price protection provisions with respect to those Shares. For the November 1 and December 1 Monthly Anniversary Dates, the Company did not exercise its repurchase right with respect to 2/8 (225,000 Shares), but instead elected to fulfill the price protection provisions in all cash, which amounted to $4,626,897 and $4,018,711, respectively. See "Selling Shareholders."

COMPETITION AND TECHNOLOGICAL UNCERTAINTY

    Many of the Company's competitors have substantially greater financial, technical and human resources than the Company and substantially greater experience in developing products, conducting preclinical or clinical testing, obtaining regulatory approvals and manufacturing and marketing. Further, the Company's competitive position could be materially adversely affected by the establishment of patent protection by its competitors. There can be no assurance that the Company's existing competitors or other companies will not succeed in developing technologies and products that are more effective or affordable than those being developed by the Company or that would render the Company's technology and products less competitive or obsolete.

    The Company's products are subject to the risks of failure inherent in the development and testing of products based on innovative technologies. These risks include the possibilities that this technology or any or all of the Company's products may be found to be ineffective or to have unanticipated limitations or otherwise fail.

GOVERNMENT REGULATION

    The production and marketing of the Company's products and its ongoing research and development, preclinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities in the United States, including the FDA, and in other countries. All drugs and most medical devices developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process administered by the FDA under the Food, Drug and Cosmetic Act, as amended, and comparable foreign authorities before they can be marketed. These processes involve substantial cost and can take many years. The Company has limited experience in, and limited resources available to commit to, regulatory activities. Failure to comply with the applicable regulatory requirements can, among other things, result in non-approval, suspensions of regulatory approvals, fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution.

    The time required for completing such testing and obtaining such approvals is uncertain and approval itself may not be obtained. In addition, delays or rejections may be encountered due to, among other reasons, regulatory review of each submitted new drug, device or combination drug/device application or product license application, as well as changes in regulatory policy during the period of product development. Similar delays may also be encountered in foreign countries. To date, no pharmaceutical product candidate being developed by the Company has been submitted for approval or has been approved by the FDA or any other regulatory authority for marketing, and there can be no assurance that, even after investing substantial time and expense, regulatory approval will be obtained for any products developed by the Company. Moreover, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and the facilities in which the product is manufactured are subject to continual review and periodic inspections. Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market and litigation. Although to date photodynamic therapy products have been categorized by the FDA as combination drug-device products, there can be no assurance that the Company's products currently under investigation or any future drug/ device products will continue to be categorized for regulatory purposes as combination products, that they will not require separate drug and device submissions, or that they will not require separate approval by regulatory authorities.

REIMBURSEMENT

    The Company's ability to commercialize its products successfully may depend in part on the extent to which reimbursement for such products and related treatment will be available from corporate partners, government health administration authorities, private health insurers, managed care entities and other organizations. Such payors are increasingly challenging the price of medical products and services and establishing protocols and formularies which effectively limit physicians' ability to select products and procedures. Uncertainty exists as to the reimbursement status of health care products (especially innovative technologies), and there can be no assurance that adequate reimbursement coverage will be available to enable the Company to achieve market acceptance of its products or to maintain price levels sufficient for realization of an appropriate return on its products.

LIMITED MANUFACTURING AND MARKETING CAPABILITY AND EXPERIENCE

    To be successful, the Company's products must be manufactured in commercial quantities under current Good Manufacturing Practices regulations ("GMP") prescribed by the FDA and at acceptable costs. Although the Company intends to manufacture drugs and devices, the Company has not yet manufactured any products in commercial quantities under GMP and has no experience in such commercial manufacturing. The Company will need to expand its manufacturing capabilities and/or depend on its collaborators, licensees or contract manufacturers for the commercial manufacture of its products. In the event the Company determines to expand its manufacturing capabilities, it will require the expenditure of substantial funds, the hiring and retention of significant additional personnel and compliance with extensive regulations applicable to such expansion. There can be no assurance that the Company will be able to expand such capabilities successfully or that it will be able to manufacture products in commercial quantities for sale at competitive prices. Further, there can be no assurance that the Company will be able to enter into manufacturing arrangements with collaborators, licensees, or contract manufacturers on acceptable terms or at all. If the Company is not able to expand its manufacturing capabilities or enter into additional commercial manufacturing agreements, it could be materially and adversely affected.

    The Company has limited experience in marketing, distributing and selling pharmaceutical products, and will need to develop a sales force or rely on its collaborators or licensees or make arrangements with others to provide for the marketing, distribution and sale of its products. There can be no assurance that the Company's marketing, distribution and sales capabilities or current or future arrangements with third parties to perform such activities will be adequate for the successful commercialization of its products.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY TECHNOLOGY

    The Company's success will depend, in part, on its and its licensors' ability to obtain, assert and defend its patents, protect trade secrets and operate without infringing the proprietary rights of others. The Company has filed applications for or has been issued U.S. and foreign patents a majority of which relate to its light delivery and measurement devices, and the Company has an exclusive license under patent applications or patents of others relating to certain photoreactive compounds. Such issued U.S. patents expire from 2006 through 2015. Certain of the foregoing patents and patent applications are subject to certain governmental rights. The exclusive license to the Company under various drug patents, including patents relating to its leading drug candidate Purlytin, provides that the licensors may elect that the license become non-exclusive if the Company fails to satisfy certain development and commercialization objectives. Although the Company believes it should be able to achieve such objectives, there can be no assurance that the Company will be successful. The patent position of pharmaceutical and medical device firms generally is highly uncertain and involves complex legal and factual questions. There can be no assurance that the patent applications owned by or licensed to the Company will result in issued patents, that any issued patents will provide the Company with proprietary protection or competitive advantages, will not be infringed upon or designed around by others, will not be challenged by others and held to be invalid or unenforceable or that the patents of others will not have a material adverse effect on the Company.

    The Company is aware that its competitors and other companies, institutions and individuals have been issued patents relating to photodynamic therapy. In addition, the Company's competitors and other companies, institutions and individuals may have filed patent applications or been issued patents relating to other potentially competitive products of which the Company is not aware. Further, the Company's competitors and other companies, institutions and individuals may in the future file applications for, or be granted or license or otherwise obtain proprietary rights to, patents relating to other potentially competitive products. There can be no assurance that these existing or future patents or patent applications will not conflict with the Company's or its licensors' patents or patent applications. Such conflicts could result in a rejection of the Company's or its licensors' patent applications or the invalidation of their patents, which could have a material adverse effect on the Company's competitive position. In the event of such conflicts, or in the event the Company believes that such competitive products may infringe the patents owned by or licensed to the Company, the Company may pursue patent infringement litigation or interference proceedings against, or may be required to defend against litigation involving, holders of such conflicting patents or competing products. Such proceedings may materially adversely affect the Company's competitive position, and there can be no assurance that the Company will be successful in any such proceeding. Litigation and other proceedings relating to patent matters, whether initiated by the Company or a third party, can be expensive and time consuming, regardless of whether the outcome is favorable to the Company, and can result in the diversion of substantial financial, managerial and other resources from the Company's other activities. An adverse outcome could subject the Company to significant liabilities to third parties or require the Company to cease any related research and development activities or product sales. The Company does not have contractual indemnification rights against the licensors of the various drug patents. In addition, if patents that contain dominating or conflicting claims have been or are subsequently issued to others and such claims are ultimately determined to be valid, the Company may be required to obtain licenses under patents or other proprietary rights of others. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays or could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

    The Company also seeks to protect its proprietary technology and processes in part by confidentiality agreements with its collaborative partners, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. Certain of the research activities relating to the development of certain of the patents owned by or licensed to the Company were funded, in part, by agencies of the United States government. When the United States government participates in research activities, it retains certain rights that include the right to use the resulting patents for government purposes under a royalty-free license.

DEPENDENCE UPON KEY PERSONNEL AND CONSULTANTS

    The Company's ability to successfully develop its products, manage growth and maintain a competitive position will depend in large part on its ability to attract and retain highly qualified scientific, management and other personnel and to develop and maintain relationships with leading research institutions and consultants. The Company is highly dependent upon principal members of its management, key employees, scientific staff and consultants which the Company may retain from time to time. Competition for such personnel and relationships is intense, and there can be no assurance that the Company will be able to continue to attract and retain such personnel. The Company's consultants may be affiliated or employed by others, and some have consulting or other advisory arrangements with other entities that may conflict or compete with their obligations to the Company. Inventions or processes discovered by such persons will not necessarily become the property of the Company and may remain the property of such persons or others.

DEPENDENCE UPON SUPPLIERS

    The Company currently depends upon outside suppliers, contracted or otherwise, for certain raw materials and components for its products. There can be no assurance that such raw materials or components will continue to be available to the Company's standards or on acceptable terms, if at all, or that alternative suppliers will be available to the Company on acceptable terms, if at all. Further, there can be no assurance that the Company will be able to produce needed materials or components in-house in a timely manner or in sufficient quantities to meet the needs of the Company, if at all. Although most of the Company's raw materials and components are available from various sources, the Company is currently dependent on single, contracted sources for certain key materials or services used by the Company in its drug development, light producing and light delivery device development and production operations. Although the Company has entered into agreements with these suppliers, there can be no assurance that these arrangements will be successful or that the Company will not encounter delays or other problems which may materially adversely affect its business.

ENVIRONMENTAL MATTERS

    The Company is subject to federal, state, county and local laws and regulations relating to the protection of the environment. In the course of its business, the Company is involved in the handling, storage and disposal of materials that are classified as hazardous. The Company's safety procedures for handling, storage and disposal of such materials are designed to comply with the standards prescribed by applicable laws and regulations. However, there can be no assurance that the Company will not be involved in contamination or injury from these materials. In the event of such an occurrence, the Company could be held liable for any damages that result, and any such liability could materially and adversely affect the Company. Further, there can be no assurance that the cost of complying with these laws and regulations will not increase materially in the future.

YEAR 2000

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. The Company's computer equipment and software and devices with embedded technology that are time-sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process accounting, payroll, database, network, and software transactions, possible disruption of environmental, lighting, and security controls, possible disruption of copier and fax capabilities, and loss of telephone voicemail messages, in addition to other similar normal business activities.

    The Company has undertaken various initiatives intended to ensure that its computer equipment and software will function properly with respect to dates in the Year 2000 and thereafter. For this purpose, the term "computer equipment and software" includes systems that are commonly thought of as Information Technology ("IT") systems, including accounting, data processing, and telephone/PBX systems and other miscellaneous systems, as well as systems that are not commonly thought of as IT systems, such as alarm systems, fax machines, air conditioning units, internally developed software and other miscellaneous systems. Both IT and non-IT systems may contain embedded technology, which complicates the Company's Year 2000 identification, assessment, remediation, and testing efforts. Based upon its identification and assessment efforts to date, the Company believes that certain of the computer equipment and software it currently uses may require replacement or modification. In addition, in the ordinary course of replacing computer equipment and software, the Company attempts to obtain replacements that are Year 2000 compliant. Utilizing both internal and external resources to identify and assess needed Year 2000 remediation, the Company currently anticipates that its Year 2000 identification, assessment, remediation and testing efforts, which began in February 1998, will be completed by June 30, 1999. The Company estimates that as of September 30, 1998, it had completed approximately 25% of the initiatives that it believes will be necessary to fully address potential Year 2000 issues relating to its computer equipment and software. The projects comprising the remaining 75% of the initiatives are in process and expected to be completed on or about June 30, 1999. Additionally, the Company has recently commenced its initiatives relating to the non-IT systems. The following table describes the Year 2000 initiatives as well as the Company's progress and the anticipated completion dates as of September 30, 1998:

                                                                                                            PERCENT
YEAR 2000 INITIATIVES                                                                      TIME TABLE      COMPLETE
----------------------------------------------------------------------------------------  -------------  -------------
  Initial IT system identification......................................................   2/98 - 10/98          100%
  Initial IT system assessment..........................................................   2/98 - 12/98           95%
  Remediation and testing regarding central system issues...............................   2/98 -  5/99           15%
  Identification, assessment, remediation and testing regarding desktop and individual
    system issues.......................................................................   2/98 -  6/99           35%

  Identification regarding non-IT system issues.........................................   2/98 - 10/98          100%
  Assessment regarding non-IT system issues.............................................   2/98 -  1/99           65%
  Remediation and testing regarding non-IT system issues................................   2/98 -  6/99           35%

    The Company is in the process of communicating with its significant vendors and service providers and strategic partners to determine the extent to which interfaces with such entities are vulnerable to Year 2000 issues and whether the products and services utilized by such entities are Year 2000 compliant. This process is expected to be completed in December 1998.

    The Company believes that the cost of its Year 2000 identification, assessment, remediation and testing efforts, as well as those costs related to Year 2000 issues of third parties, are expected to approximate $250,000. As of September 30, 1998, the Company had not incurred any external costs related to its Year 2000 identification, assessment, remediation and testing efforts. Other non-Year 2000 IT efforts have not been materially delayed or impacted by Year 2000 initiatives. The Company presently believes that the Year 2000 issue will not pose significant operational problems for the Company. However, if all Year 2000 issues are not properly identified, or assessment, remediation and testing are not effected timely with respect to Year 2000 problems that are identified, there can be no assurance that the Year 2000 issue will not materially adversely impact the Company's results of operations or adversely affect the Company's relationships with vendors, or others. Additionally, there can be no assurance that the Year 2000 issues of other entities will not have a material adverse impact on the Company's systems or results of operations.

POTENTIAL VOLATILITY OF STOCK PRICE; NO DIVIDENDS

    The market prices for securities of emerging pharmaceutical and medical device companies have historically been highly volatile. Future announcements concerning the Company or its collaborators, competitors or industry, including but not limited to the results of testing, technological innovations or new commercial products, the achievement of or failure to achieve certain milestones, governmental regulations, rules and orders, developments concerning patents or other proprietary rights, litigation or public concern about the safety of the Company's products, may have a material adverse effect on the market price of the Common Stock. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many emerging pharmaceutical and medical device companies for reasons frequently unrelated or disproportionate to the performance of the specific companies. These broad market fluctuations may materially adversely affect the market price of the Common Stock. Except for the three for two split of the Common Stock declared for stockholders of record at July 24, 1995, the Company has never paid dividends, cash or otherwise, on its capital stock and does not anticipate paying any such dividends in the foreseeable future. The Company's bank credit line prohibits the payment of dividends on its capital stock.

CONTROL BY OFFICERS AND DIRECTORS

    As of November 30, 1998, the Company's officers and directors beneficially own approximately 11% of the outstanding Common Stock (approximately 14% is beneficially owned if all options granted to such officers and directors become vested and are exercised). These shareholders will be able to elect a substantial number of the Company's directors and will have the ability to influence significantly the Company and the direction of its business and affairs. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company, which could adversely affect the market price for the Common Stock.

OUTSTANDING OPTIONS AND WARRANTS

    As of November 30, 1998, there were outstanding options to purchase 2,279,043 shares of Common Stock at a weighted average exercise price of $21.86 per share, and warrants to purchase 3,087,302 shares of Common Stock at a weighted average exercise price of $30.31 per share. Also, the Company is obligated to issue additional warrants to purchase up to 450,000 additional shares to certain of the Selling Shareholders in March 1999, or on the earlier termination of the Lock-Up Agreement relating to such Selling Shareholders. See "Selling Shareholders." The exercise of these options and warrants would result in significant book value and earnings dilution to existing shareholders.

LIABILITY AND RECALL EXPOSURE

    The use of the Company's products in clinical trials and the sale of such products may expose the Company to liability claims. These claims could be made directly by patients or consumers or by companies, institutions or others using or selling such products. In addition, the Company is subject to the inherent risk that a government authority or third party may require the recall of one or more of the Company's products. The Company has not obtained liability insurance that would cover a claim relating to the use or recall of its products. In the absence of such insurance, claims made against the Company or a product recall could have a material adverse effect on the Company. In addition, there can be no assurance that, if the Company seeks insurance coverage in the future, such coverage will be available at all or, if available, at reasonable cost and in amounts sufficient to protect the Company against claims that could have a material adverse effect on the financial condition and prospects of the Company. Further, liability claims relating to the use of the Company's products or a product recall could negatively affect the Company's ability to obtain or maintain regulatory approvals for its products. The Company has agreed to indemnify certain of its collaborative partners against certain potential liabilities relating to the manufacture and sale of Purlytin and PhotoPoint light devices.

POSSIBLE ADVERSE EFFECTS OF FUTURE LEGISLATION OR REGULATIONS

    Heightened public awareness and concerns regarding the growth in overall health care expenditures in the United States, combined with the continuing efforts of governmental authorities to contain or reduce costs of health care, may result in the enactment of national health care reform or other legislation or regulations that impose limits on the number and type of medical procedures which may be performed or which have the effect of restricting a physician's ability to select specific products for use in certain procedures. Such new legislation or regulations may materially adversely affect the demand for the Company's products. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state legislative proposals and regulations to implement greater governmental control in the health care industry. For example, the Clinton Administration and certain members of Congress have proposed health care reform legislation that may impose pricing or profitability limitations or other restrictions on companies in the health care industry. The announcement of such proposals may materially adversely affect the Company's ability to raise capital or to form collaborations, and the enactment of any such reforms could have a material adverse effect on the Company. In certain foreign markets, the pricing and profitability of health care products are subject to governmental influence or control. In addition, legislation or regulations that impose restrictions on the price that may be charged for health care products or medical devices may adversely affect the Company's results of operations. From time to time, legislation or regulatory proposals are considered that could alter the review and approval process relating to pharmaceutical or medical device products. The Company is unable to predict the likelihood of adverse effects which might arise from future legislative or administrative action, either in the United States or abroad.

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of Common Stock in the public market following this offering, pursuant to Rule 144 under the Securities Act, or upon the exercise of outstanding options or warrants under Rule 701 or pursuant to the Company's Registration Statements on Form S-8, could materially adversely affect prevailing market prices and may have a material and adverse effect on the Company's ability to raise the capital necessary to fund its future operations. Additionally, certain holders of shares of Common Stock are entitled to have their shares registered for sale under the Securities Act by the Company under certain circumstances. The exercise of these rights and the sale of such shares could have a material adverse effect on the market price for the Common Stock.

                                USE OF PROCEEDS

    The Company will receive none of the proceeds from the sale of the Shares by the Selling Shareholders, but will receive the exercise prices payable upon the exercise of the Warrants, if exercised for cash. Such proceeds will be used for working capital and general corporate purposes.

                              SELLING SHAREHOLDERS

    The following table sets forth information with respect to the number of Shares beneficially owned by each of the Selling Shareholders, the number of Shares that may be offered hereby by each Selling Shareholder and the number of shares of Common Stock to be owned after the offering, assuming all the Shares offered hereby are sold to persons not affiliated with the Selling Shareholders. None of the Selling Shareholders has, or in the past has had, any position, office or relationship with the Company (other than as a security holder) or any of its affiliates. As of November 30, 1998 there were 16,041,339 shares of Common Stock issued and outstanding.

                                                               NUMBER OF
                                                                SHARES           NUMBER OF
                                                             BENEFICIALLY          SHARES              NUMBER OF
                                                            OWNED PRIOR TO     BEING OFFERED         SHARES OWNED
NAME                                                         OFFERING (4)           (4)           AFTER THE OFFERING
---------------------------------------------------------  -----------------  ----------------  -----------------------
Elliott Associates, L.P.(1)(2)...........................         425,000            425,000                   0
Westgate International, L.P.(1)(2).......................         425,000            425,000                   0
Shepard Investments International, Ltd.(1)(2)............         503,625            503,625                   0
Stark International(1)(2)................................         503,625            503,625                   0
Staro Partners(1)(2).....................................          55,250             55,250                   0
Stanley Arkin(3).........................................           6,730              6,730                   0
Clark Callander(3).......................................           4,180              4,180                   0
Matt Donnelly(3).........................................           3,484              3,484                   0
Richard Edwards 1997 Family Trust(3).....................             697                697                   0
Volker Engelbert(3)......................................           3,484              3,484                   0
Seth Ferguson(3).........................................           1,393              1,393                   0
David Goldsmith(3).......................................           1,393              1,393                   0
Ken Haupt(3).............................................           6,967              6,967                   0
Greg Hausler(3)..........................................             697                697                   0
Lauren Herbstman(3)......................................             697                697                   0
David Hetz(3)............................................           8,779              8,779                   0
Tom Hodapp(3)............................................             697                697                   0
Jim Kelly(3).............................................           2,090              2,090                   0
Patrick Lin(3)...........................................           1,393              1,393                   0
Doug Moore(3)............................................             557                557                   0
Daniel Murphy(3).........................................           2,090              2,090                   0
Andy Page(3).............................................           1,393              1,393                   0
Mischa Petkerich(3)......................................           6,967              6,967                   0
Karl Power(3)............................................           3,484              3,484                   0
Robertson Stephens Private Equity Group(3)...............           1,115              1,115                   0
David Reilly(3)..........................................          20,901             20,901                   0
Sanford Robertson(3).....................................          34,835             34,835                   0
John Robson(3)...........................................             697                697                   0
John Rohal(3)............................................           2,090              2,090                   0
Dan White(3).............................................           1,393              1,393                   0
                                                                                                               -
                                                           -----------------  ----------------
                                                                2,030,703          2,030,703                   0

(1) Of the 1,912,500 Shares set forth in the above table with respect to such Selling Shareholders, 900,000 represent Shares issuable on the exercise of the Warrants originally issued to such Selling Shareholders in September 1997 (the "Warrant Shares") and 450,000 represent Shares (the "Additional Warrant Shares") issuable on the exercise of additional Warrants (the "Additional Warrants") that, pursuant to the Amendment Agreement, the Company has agreed to issue to these Selling Shareholders within five business days of March 1, 1999 or the earlier termination of the Lock-Up Agreement relating to such Selling Shareholders, as amended by the Amendment Agreement. Pursuant to the Amendment Agreement, (i) the Warrant Shares and the Additional Warrant Shares are exercisable at $35 per share and (ii) the Company was granted the right, upon giving required notice, until March 1, 1999 to repurchase at each Monthly Anniversary Date for cash at the closing price 1/8 (112,500 Shares) (on a pro rata basis among these Selling Shareholders) of the 900,000 Shares originally purchased by such Selling Shareholders. As of December 4, 1998 the Company has repurchased a total of 337,500 of such 900,000 Shares and such repurchased Shares are not included in the table above. See "Risk Factors-- Price Protection Provisions of Securities Purchase Agreements."

(2) Such Shares are subject to a Lock-Up Agreement, as amended by the Amendment Agreement, prohibiting any offer or sale until March 1, 1999; provided however, that the prohibition on any offer or sale terminates in phases as to 1/8th (112,500 Shares) of the Shares (and a corresponding proportionate number of the Warrant Shares) on the first day of each month beginning August 1, 1998 and ending on March 1, 1999; provided further however, that since a total of 337,500 Shares of Common Stock that would have been eligible for sale on August 1, September 1 and October 1 have been repurchased by the Company, the phased termination of the prohibitions on any offer or sale commenced with respect to the remaining Shares (and the Warrant Shares) on November 1, 1998. The Lock-Up Agreement is subject to earlier termination in certain limited circumstances and the prohibition on sales is subject to certain limited exceptions.

(3) With respect to these Selling Shareholders, 17,000 of the amounts shown represent Shares issuable upon the exercise of the Warrants (the "Warrant Shares"). Of such Warrant Shares, 50% are exercisable at $55 per share and 50% are exercisable at $60 per share.

(4) Includes Shares that may become issuable pursuant to the anti-dilution provisions of the Warrants, as such number may be adjusted in accordance with Rule 416, and that have been and may be issued under the price protection provisions of Section 5.3 of the Securities Purchase Agreement, and which may be offered hereby. See "Risk Factors--Price Protection Provisions of Securities Purchase Agreements." The Registration Rights Agreements among the Company and the Selling Shareholders require the Company to register an amount at least equal to 125% of the Shares (including Shares issuable upon exercise of the Warrants) held by the Selling Shareholders.

                              PLAN OF DISTRIBUTION

    The Shares may be sold from time to time by the Selling Shareholders or their pledgees or donees, subject to the Lock-Up Agreement described above. See "Selling Shareholders." Such sales may be made on the NNM or in negotiated transactions, at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The methods by which the Shares may be sold may include, but not be limited to, the following: (a) block trades in which the broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) privately negotiated transactions; (e) short sales; and (f) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Shareholders may receive commissions or discounts from the Selling Shareholders or from the purchasers in amounts to be negotiated immediately prior to the sale.

    The Company has agreed to maintain the effectiveness of the registration of the Shares offered hereby until the earlier of the date upon which all of the Shares offered hereby have been sold without restriction on resale, or the date on which the Shares offered hereby, in the opinion of counsel, may be immediately sold by the Selling Shareholders without registration or restriction on resale. There can be no assurance that the Selling Shareholders will sell any or all of the Shares offered hereby.

    The Company is bearing all of the costs relating to the registration of the Shares. Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Shares will be borne by the Selling Shareholders. The Company will not receive any of the proceeds from this offering, but will receive the exercise price payable upon the exercise of the Warrants if the Warrants are exercised for cash.

    Pursuant to the registration rights granted to the Selling Shareholders in connection with the sale by the Company of the Shares, the Company has agreed to indemnify the Selling Shareholders, any person who controls a Selling Shareholder, and any underwriters for the Selling Shareholders, against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act and the Exchange Act. The Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

                                 LEGAL MATTERS

    The validity of the issuance of the Shares of Common Stock offered hereby has been passed upon for the Company by Nida & Maloney, a Professional Corporation, Santa Barbara, California.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as set forth in their report, which is incorporated in this prospectus by reference. The Company's consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

                                    PART II.
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered hereby:

SEC registration fee..................................................  $ 66,700.27
Nasdaq National Market listing fee....................................       17,500
Accounting fees and expenses..........................................       25,000*
Legal fees and expenses...............................................       45,000*
Printing expenses.....................................................       20,000*
Miscellaneous.........................................................        5,000*
                                                                        -----------
    TOTAL.............................................................  $164,200.27*(1)
                                                                        -----------
                                                                        -----------

(1) Includes $132,572.73 in expenses relating to the earlier effective Registration Statement on Form S-3 (333-39905) for the same offering.

*   estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law") permits a corporation to provide in its certificate of incorporation that directors of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation contains such a provision.

    Section 145 of the Delaware Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

    The Registrant is presently subject to Section 2115 of the California Corporations Code (the "California Code"), according to which Section 317 of the California Code applies to the indemnification of officers and directors of the Registrant. Under Section 317 of the California Code, permissible indemnification by a corporation of its officers and directors is substantially the same as permissible indemnification under Section 145 of the Delaware Law, except that (i) permissible indemnification does not cover actions the person reasonably believed were not opposed to the best interests of the corporation, as opposed to those the person believed were in fact in the best interests of the corporation, (ii) the Delaware Law permits advancement of expenses to agents other than officers and directors only upon approval of the board of directors,
(iii) in a case of stockholder approval of indemnification, the California Code requires certain minimum votes in favor of such indemnification and excludes the vote of the potentially indemnified person, and (iv) the California Code only permits independent counsel to approve indemnification if an independent quorum of directors is not obtainable, while the Delaware Law permits the directors in any circumstance to appoint counsel to undertake such determination.

    The Registrant in its Bylaws has provided for indemnification of its officers, directors, employees and other agents substantially identical to that permitted under the California Code. Section 145 of the Delaware Law and Section 317 of the California Code provide that they are not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, shareholder vote, agreement or otherwise. The limitation of liability contained in the Registrant's Certificate of Incorporation and the indemnification provision included in the Registrant's Bylaws are consistent with Delaware Law Sections 102(b)(7) and 145. The Registrant has also entered into separate indemnification agreements with its directors and officers that could require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, including liabilities that may arise under the Securities Act of 1933. In addition, the Company has purchased directors and officers insurance.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER
------
  4.1  Form of $55 Common Stock Purchase Warrant issued to the Selling
         Shareholders(1)[4.1]

  4.2  Form of $60 Common Stock Purchase Warrant issued to the Selling
         Shareholders(1)[4.2]

  4.3 Form of $35 Amended and Restated Common Stock Purchase Warrant issued to the Selling Shareholders named in the Amendment Agreement(2)[4.1]

  4.4  Form of $35 Additional Common Stock Purchase Warrant to be issued to the
         Selling Shareholders named in the Amendment Agreement(2)[4.2]

  5.1  Opinion of Nida & Maloney, a Professional Corporation(1)[5.1]

 10.1  Form of Securities Purchase Agreement among the Company and the Selling
         Shareholders(1)[10.1]

 10.2  Form of Lock-Up Agreement among the Company and the Selling
         Shareholders(1)[10.2]

 10.3  Form of Registration Rights Agreement among the Company and the Selling
         Shareholders(1)[10.3]

 10.4 Amendment Agreement dated June 30, 1998 to Securities Purchase Agreement dated September 22, 1997 by and among the Company and the Selling
         Shareholders named therein(2)[10.1]

 23.1  Consent of Ernst & Young LLP

 23.2  Consent of Nida & Maloney, a Professional Corporation (included in Exhibit
         5.1)

 24    Power of Attorney (1)[24]

------------------------

(1) Incorporated herein by this reference from the exhibits referred to in brackets filed with the Company's Registration Statement on Form S-3 (Registration No. 333-39905) effective December 9, 1997.

(2) Incorporated herein by this reference from the exhibit referred to in brackets filed with the Company's Current Report on Form 8-K dated June 30, 1998.

ITEM 17. UNDERTAKINGS.

    (a)  The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on December 14, 1998.

                                MIRAVANT MEDICAL TECHNOLOGIES

                                By:             /s/ GARY S. KLEDZIK
                                     -----------------------------------------
                                              Gary S. Kledzik, Ph.D.,
                                              CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
     /s/ GARY S. KLEDZIK          Director, and Chief
------------------------------    Executive Officer          December 14, 1998
       Gary S. Kledzik            (principal executive
                                  officer)

      /s/ DAVID E. MAI*
------------------------------  Director and President       December 14, 1998
         David E. Mai

                                Chief Financial Officer
    /s/ JOHN M. PHILPOTT*         (principal financial
------------------------------    officer and principal      December 14, 1998
       John M. Philpott           accounting officer)

------------------------------  Director                     December 14, 1998
       Larry S. Barels

------------------------------  Director                     December 14, 1998
     William P. Foley, II

    /s/ CHARLES T. FOSCUE*
------------------------------  Director                     December 14, 1998
      Charles T. Foscue

      /s/ RAUL E. PEREZ*
------------------------------  Director                     December 14, 1998
     Raul E. Perez, M.D.

     /s/ JONAH SHACKNAI*
------------------------------  Director                     December 14, 1998
        Jonah Shacknai

*By:     /s/ GARY S. KLEDZIK
      -------------------------
           Gary S. Kledzik
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

                                                                                                          SEQUENTIALLY
  EXHIBIT                                                                                                   NUMBERED
  NUMBER                                               EXHIBIT                                                PAGE
-----------  -------------------------------------------------------------------------------------------  -------------
       4.1   Form of $55 Common Stock Purchase Warrant issued to the Selling Shareholders(1)[4.1].......

       4.2   Form of $60 Common Stock Purchase Warrant issued to the Selling Shareholders(1)[4.2].......

       4.3   Form of $35 Amended and Restated Common Stock Purchase Warrant issued to the Selling
               Shareholders named in the Amendment Agreement(2)[4.1]....................................

       4.4   Form of $35 Additional Common Stock Purchase Warrant to be issued to the Selling
               Shareholders named in the Amendment Agreement(2)[4.2]....................................

       5.1   Opinion of Nida & Maloney, a Professional Corporation(1)[5.1]..............................

      10.1   Form of Securities Purchase Agreement among the Company and the Selling
               Shareholders(1)[10.1]....................................................................

      10.2   Form of Lock-Up Agreement among the Company and the Selling Shareholders(1)[10.2]..........

      10.3   Form of Registration Rights Agreement among the Company and the Selling
               Shareholders(1)[10.3]....................................................................

      10.4   Amendment Agreement dated June 30, 1998 to Securities Purchase Agreement dated September
               22, 1997 by and among the Company and the Selling Shareholders named therein(2)[10.1]....

      23.1   Consent of Ernst & Young LLP...............................................................

      23.2   Consent of Nida & Maloney, a Professional Corporation (included in Exhibit 5.1)............

      24     Power of Attorney (1)[24]..................................................................

------------------------

(1) Incorporated herein by this reference from the exhibits referred to in brackets filed with the Company's Registration Statement on Form S-3 (Registration No. 333-39905) effective December 9, 1997.

(2) Incorporated herein by this reference from the exhibit referred to in brackets filed with the Company's Current Report on Form 8-K dated June 30, 1998.